Exhibit 99.2

November 22, 2022

Press Release

Issuer of Real Estate Investment Trust Securities

MORI TRUST Sogo Reit, Inc.

Masayuki Yagi,

Executive Director

(TSE code 8961)

Issuer of Real Estate Investment Trust Securities

MORI TRUST Hotel Reit, Inc.

Nobuyuki Aizawa,

Executive Director

(TSE code 3478)

Asset Management Company:

MORI TRUST Asset Management Co., Ltd.

Michio Yamamoto

President and Representative Director

Contact:

Hiroshi Naito

Director, General Manager, Strategic Management Department,

Sogo REIT Management Division

Phone: +81-3-6435-7011

Nobuyuki Aizawa

Representative Director, Chief Operating Officer (COO),

and Head of Hotel REIT Management Division,

and General Manager, Strategic Management Department,

Hotel REIT Management Division

Phone: +81-3-6435-7011

Notice of Forecasts of the Operating Results and Distributions for Fiscal Period ending August 31, 2023 Following the Merger of MORI TRUST Sogo Reit, Inc. and MORI TRUST Hotel Reit, Inc.

This exchange offer or business combination is made for the securities of a Japanese company. The offer is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with Japanese accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws, since the issuer is located in Japan, and some or all of its officers and directors may be residents of Japan. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

As explained in the release dated today, “Notice Concerning Execution of the Merger Agreement by and between Mori Trust Sogo Reit, Inc. and Mori Trust Hotel Reit, Inc.,” Mori Trust Sogo Reit, Inc. (“MTR”) and Mori Trust Hotel Reit, Inc. (“MTH”) passed a resolution at the meetings of their respective Boards of Directors held today to conduct an absorption-type merger, in which MTR would be the surviving corporation and MTH would be the dissolving corporation, (the “Merger”) with an effective date of March 1, 2023, and signed a merger agreement dated today. In connection with this, MTR announces its forecasts for the operating results and distributions of MTR, the surviving corporation, following the Merger for the fiscal period ending August 31, 2023 (March 1 through August 31, 2023). MTR’s trade name will be changed to MORI TRUST REIT, Inc. and the surviving corporation following the Merger is hereinafter referred to as “New MTR.”

1.	Forecasts for the operating results and distributions of New MTR for the Fiscal Period Ending August 31, 2023 (March 1 through August 31, 2023)

	Operating Revenue (million yen)	Operating Income (million yen)	Ordinary Income (million yen)	Net income (million yen)	Distributions per unit (excluding distributions in excess of earnings) (yen)	Distributions in excess of earnings per unit (yen)	Number of units outstanding at end of period (unit)
Fiscal period ending August 31, 2023	11,338	6,052	5,410	5,409	1,519	0	3,560,000

(Note 1)	The forecast total number of outstanding investment units at the end of the Fiscal Period Ending August 31, 2023 is 3,560,000 units.
(Note 2)

MTR is planning to submit the following proposals for the amendments of the Certificate of Incorporation subject to the condition that the Merger becomes effective: Change the conventional six-month fiscal periods of October 1 to the end of March and April 1 to the end of September to the six-month fiscal periods of September 1 to the end of February and March 1 to the end of August: to the general meeting of unitholders of MTR scheduled on February 1, 2023. If the aforementioned amendment is approved in the general meeting of unitholders, there will be a change in the operating periods of MTR before and after the Merger.

(Note 3)

The above forecasts are calculated as of today, based on the assumptions set forth in the attached exhibit, “Assumptions for Earnings Forecast and Distributions Forecast for the Fiscal Period Ending August 31, 2023.” The actual operating revenues, operating income, ordinary income, net income, distributions per unit (excluding distributions in excess of earnings), distributions in excess of earnings per unit and the number of units outstanding at the end of the period may differ due to future acquisition or sale of properties, changes in the real estate market, and other factors affecting MTR and MTH. The above forecasts do not guarantee the amount of distributions stated above.

(Note 4)

The Merger is expected to generate goodwill or negative goodwill, but as this amount is pending, goodwill or negative goodwill has not been factored into the above forecasts. For details, please refer to the “Goodwill, negative goodwill” section of the exhibit, “Assumptions for Earnings Forecast and Distributions Forecast for the Fiscal Period Ending August 31, 2023.” We will report the estimated goodwill or negative goodwill and any revisions to the forecasts for earnings results and distributions forecast on March 1, 2023, the effective date of the Merger.

(Note 5)	Forecasts may be modified if there is expected to be a noticeable discrepancy with the above forecasts.
(Note 6)	Figures less than the unit are rounded down.

*	Websites of MTR and MTH

MORI TRUST Sogo Reit, Inc.: https://www.mt-reit.jp/en/index.html

MORI TRUST Hotel Reit, Inc.: http://www.mt-hotelreit.jp/en/

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

[Exhibit]

Assumptions for Earnings Forecast and Distributions Forecast for the Fiscal Period Ending August 31, 2023

Items	Preconditions
Calculation period

•   Fiscal period ending August 31, 2023 (March 1 through August 31, 2023, totaling 184 days)

*   Assuming that the proposal for the amendments of the Certificate of Incorporation to change the operating periods of MTR is approved in the general meeting of unitholders of MTR to be held on February 1, 2023 and the Merger is effective on March 1, 2023.

Assets under Management

•   It is assumed that “Shinbashi Ekimae MTR Building” to be partially transferred and “Sendai MT Building” to be partially acquired on February 28, 2023 and on August 31 2023, and the asset to be acquired announced in the release, “Notice of Acquisition and Lease of Asset (Kamiyacho Trust Tower),” dated November 22, 2022 will be added to the 16 real estate properties and real estate trust’s beneficiary rights held by MTR as of today and MTR will take over the 5 properties with real estate trust’s beneficiary rights held by MTH as of today (including movable properties attached to hotels) following the Merger.

•   Excluding the above, our assumption is that there are no changes in assets under management (such as purchase of new properties, sale of existing properties owed, etc., excluding rebuilding, etc. of existing properties owned) by the end of the fiscal period ending August 31, 2023.

•   In reality, however, assets under management may change due to acquisition of new properties, sale of existing properties owed, etc.

Number of investment units issued and outstanding

•   It is assumed that the total number of investment units of MTR outstanding will be 3,560,000 units, calculated by adding 1,320,000 units to be increased due to the two-for-one split of investment units to be conducted by MTR with February 28, 2023, as the record date and March 1, 2023, as the effective date and the additional 920,000 new investment units issued by MTR through the Merger to 1,320,000 units, which is the number of investment units issued and outstanding as of today. Please see the release of MTR, “Notice of Investment Unit Split,” dated today for details of the investment unit spilt.

•   The number of new investment units issued by MTR through the Merger has yet to be determined, and it will change due to the treatment of fractions, etc. MTR will announce the number of new investment units as soon as it is determined after March 1, 2023, when the Merger becomes effective.

•   Aside from the above, it is assumed that the number of investment units will not change due to the issuance of new investment units, etc. before the end of fiscal period ending August 31, 2023.

Interest-bearing debt and refinancing

•   The balance of MTR’s interest-bearing debt as of today is 156,000 million yen, and it is assumed that 15,500 million yen will be borrowed for an acquisition of an asset scheduled on March 1, 2023.

•   In addition to the above, the balance of MTH’s interest-bearing debt as of today is 53,975 million yen, and it is assumed that MTR will succeed to them.

•   Interest-bearing debt that will come due by the end of the fiscal period ending August 31, 2023 from today is 40,475 million yen, consisting of short-term loans payable of 8,475 million yen, long-term loans payable of 28,000 million yen, and investment corporation bonds of 4,000 million yen, and it is assumed that the repayment will be funded by refinancing and the issuance of investment corporation bonds.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

Operating revenue

•   Rental revenues are calculated taking into account factors such as market environment, tenants’ trends, and the competitiveness of properties, in addition to the lease contracts that have been concluded, to be 9,940 million yen.

•   Revenues from the office and retail portions of the Tokyo Shiodome Building in the fiscal period ending August 2023 is based on the assumption of rents under the sublease agreements that are currently in effect.

•   Shinbashi Ekimae MTR Building is assumed to be vacant.

•   Rents of four hotel properties with rents consisting mainly of variable rents (Shangri-La Tokyo, Hilton Odawara Resort & Spa, Courtyard by Marriott Tokyo Station and Courtyard by Marriott Shin-Osaka Station) included in rental revenues are calculated based on the following assumptions. Variable rent is calculated mainly on the basis of management results in the previous year and in 2019, which was not affected by COVID-19 infection, by the method set out in the lease agreement of each property, taking into consideration factors for fluctuation such as recent hotel market conditions.

[Shangri-La Tokyo]

Variable rent in the fiscal period ending August 2023: 697 million yen

The variable rent for each month is amount calculated by multiplying the rent received from subtenant by tenant (hereinafter referred to as “subletting tenant rent”

(Note))   for a month three months before the month in question by 97%.

(Note)     “Subletting tenant rent” is calculated by multiplying total revenue from the subtenant’s hotel operations by a certain percentage. The percentage is not disclosed as the consent of the subtenant has not been obtained.

(Reference)  Minimum annual guaranteed rent (from April each year to March the following year (Note)): 882,700,000 yen

(Note)     If the total amount of subletting tenant rent for the period from January to December each year is less than 910,000,000 yen (including if subletting tenant rent is not paid due to vacation by the subletting tenant, etc.), rent is calculated on the basis that the subletting tenant rent for the period is 910,000,000 yen (910,000,000 yen × 97% = 882,700,000 yen), and the difference (shortfall) between this amount and the total amount of rent from April to March the following year is paid, together with the rent for March the following year, no later than the last day of February the following year.

[Hilton Odawara Resort & Spa]

Variable rent in the fiscal period ending August 2023: 190 million yen

(Includes additional revenues of 2 million yen other than rent revenue which New MTR receives from the lessee of Hilton Odawara Resort & Spa.)

The monthly rent for March to August each year is the amount (not less than 0 yen) equivalent to one-twelfth of the amount obtained when the sum total of the hotel’s base profit for the 12 months from January to December in the previous year is multiplied by 95%.

The monthly rent for September each year to February in the following year is the amount (not less than 0 yen) equivalent to one-twelfth of the amount obtained when the sum total of the hotel’s base profit for July in the previous year to June in the year in question is multiplied by 95%.

(Note)     “Base profit” refers to the amount obtained by the following formula.

Base profit = The profit that the lessee earns from operating the hotel — The expenses that the lessee incurs from operating the hotel (the lessee’s insurance expenses, etc.)

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

[Courtyard by Marriott Tokyo Station]

Variable rent in the fiscal period ending August 2023: 239 million yen

The variable rent for each month is amount (not less than 0 yen) calculated by multiplying adjusted operating income by facility (Note) of the hotel for a month three months before the month in question by 90%.

(Note)     “Adjusted operating income by facility” refers to sales from hotel operations less hotel operating expenses by department, unallocated operating expenses, fixed operating costs, and operating expenses of hotel operator allocated to head office (only expenses related to the hotel).

(Reference)  Minimum annual guaranteed rent (from October each year to September the following year (Note): 310,000,000 yen

(Note)     If the total amount of rent (which is the rent for the entire property including the potion attributable to the quasi-co-owner MORI TRUST CO., LTD. The same applies hereinafter to the property.) for the period from October each year to September the following year is less than 310,000,000 yen, rent for the period in question is taken as 310,000,000 yen, and the difference (shortfall) between this amount and the total amount of rent from October to September the following year is paid, together with the rent for September the following year, no later than the last day of August the following year. The difference from the minimum guaranteed rent includes the portion attributable to the quasi-co-owner MORI TRUST CO., LTD. Only 93.5%, which is the quasi co-ownership interest in the property, of the entire difference from the minimum guaranteed rent is recorded as operating income of New MTR.

[Courtyard by Marriott Shin-Osaka Station]

Variable rent in the fiscal period ending August 2023: 321 million yen

(Includes 149 million yen, the difference from the minimum annual guaranteed rent.)

The variable rent for each month is amount (not less than 0 yen) calculated by multiplying adjusted operating income by facility (Note) of the hotel for a month three months before the month in question by 90%.

(Note)     “Adjusted operating income by facility” refers to sales from hotel operations less hotel operating expenses by department, unallocated operating expenses, fixed operating costs, and operating expenses of hotel operator allocated to head office (only expenses related to the hotel). Only sales and expenses relating to the accommodation of general users of the hotel are included in the calculation of adjusted operating income by facility, in principle. Sales and expenses relating to the accommodation of guests who are members of Laforet Club of the tenant, MORI TRUST CO., LTD. food and beverages, parking facilities, etc. are not included.

(Reference)  Minimum annual guaranteed rent (from October each year to September the following year (Note 1): 460,000,000 yen

(Note 1)   If the total amount of rent for the period from October each year to September the following year is less than 460,000,000 yen, rent for the period in question is taken as 460,000,000 yen, and the difference (shortfall) between this amount and the total amount of rent from October to September the following year is paid, together with the rent for September the following year, no later than the last day of August the following year.

(Note 2)   It is assumed that there will be a payment of difference (shortfall) between the minimum annual guaranteed rent and the total amount of rent at the end of August 2023 since the total amount of rent for the period from October 2022 to September 2023 is not expected to exceed 460,000,000 yen, and that there will be operating revenues of 149 million yen belonging to the fiscal period ending August 2023.

•   We estimate gain on sale of real estate of around 1,300 million yen from the partial transfer of Shinbashi Ekimae MTR Building.

•   Operating revenues are calculated based on the assumption that there will be no delinquent or unpaid rent by the lessor, and that there will be no grace period for the payment of rent to the lessor or reduction of rent, etc. associated with the spread of the COVID-19 infection.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

Operating expenses

•   Concerning fixed property tax, city planning tax, depreciated asset tax, etc. for owned real estate in trust, the portion of the tax amount to be levied that corresponds to the relevant calculation period is recorded as leasing business expenses. However, the amount equivalent to fixed property tax, city planning tax, etc. for the fiscal year of acquisition reimbursed to the previous owner at the time of acquisition of the real estate, etc. is included in the cost of acquisition of the relevant real estate and is thus not recognized as expenses in the relevant calculation period.

•   Concerning repair expenses, the estimated amount required is recorded as expenses. However, the actual repair expenses may significantly differ from the estimates since (i) an unforeseeable event may cause damage to a building requiring emergency repair expenditure, (ii) in general, amounts vary according to the fiscal period, and (iii) certain types of repair and maintenance expenses are not required in every fiscal period.

•   Actual depreciation may be different from assumptions as the book value of the real estate, etc. taken over by New MTR from MTH on the effective date of the Merger has yet to be determined as of today.

•   We estimate property and other taxes of 1,228 million yen.

•   We estimate property management fees of 747 million yen.

•   We estimate depreciation of 1,537 million yen.

•   We estimate leasing business expenses and operating expenses other than the Merger fees of asset management fees and merger expenses (asset management fees, fees for the custody of assets, administrative service fees, etc.) of 640 million yen.

•   MTR’s proposed amended Certificate of Incorporation is assumed for asset management fees. Please see the release of MTR and MTH, “Notice Concerning Execution of the Merger Agreement by and between MORI TRUST Sogo Reit, Inc. and MORI TRUST Hotel Reit, Inc.,” dated today for details of the amended Certificate of Incorporation.

•   A consideration for the Merger of 313 million yen as part of asset management fees and merger expenses amounting to 283 million yen are assumed as temporary expenses to be incurred.

Non-operating expenses	• We estimate non-operating expenses (loan interest, investment corporation bond interest, etc.) of 642 million yen.

Goodwill / Negative goodwill

•   Although goodwill or negative goodwill is expected to arise as a result of the Merger, the price of MTR’s investment units as of the effective date, which is the basis for calculating the acquisition cost of the assets of MTH to be succeeded by the New MTR, is unknown as of today. Given that it is not certain whether goodwill or negative goodwill will arise and that the relevant amount is also undetermined, it is assumed that no goodwill or negative goodwill will arise, and they are not incorporated in each figure in the forecast.

•   If goodwill arises from the Merger, the goodwill will be posted in assets and amortized regularly on a straight-line basis over a period of 20 years, in accordance with the Accounting Standard for Business Combinations (Corporate Accounting Standard No. 21, last amended on January 16, 2019; hereinafter the “Corporate Accounting Standard”). In addition, if negative goodwill arises as a result of the Merger, a gain on bargain purchase will be recorded at one time as extraordinary income in the fiscal period ending August 31, 2023, in accordance with the Corporate Accounting Standard.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

Distributions

•   Distributions (distribution per unit) are calculated based on the cash distribution policy set out in the New MTR’s Certificate of Incorporation.

•   Distributions per unit may change due to a variety of factors, including changes in the assets under investment and changes in rental income as a result of changes in tenants, the occurrence of unforeseen repairs, fluctuation in the number of issued investment units and financing.

Distributions in excess of earnings per unit	• We currently have no plans to pay cash distributions in excess of earnings (distributions in excess of earnings per unit).

Others

•   Our forecasts assume no revisions that impact on the above projections will be made to laws and regulations, tax systems, accounting standards, securities listing regulations and the rules of The Investment Trusts Association, Japan, or others.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.